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                                                                    EXHIBIT 99.1

                           FOR IMMEDIATE RELEASE

        KELLSTROM INDUSTRIES, INC. MISSES INTEREST PAYMENT AND AGREES TO
             DELISTING OF COMMON STOCK FROM NASDAQ NATIONAL MARKET

MIRAMAR, FL -- Dec. 17, 2001--Kellstrom Industries, Inc. (Nasdaq:KELLE) announced today that it did not make the December 15, 2001 interest payment due on its outstanding 5-1/2% Convertible Subordinated Notes due June 15, 2003. Kellstrom's Senior Lenders are continuing to fund the Company's operations on an interim basis and the Company is working on more permanent financing arrangements. If the Company is unable to secure permanent financing, the Company would be forced to adopt an alternative strategy that may include actions such as restructuring its indebtedness, seeking additional capital, selling assets or seeking protection under the bankruptcy laws.

Kellstrom has also announced that it expects its common stock will be delisted from The Nasdaq National Market effective close of business on December 18, 2001. As previously reported, Kellstrom received a Nasdaq Staff Determination on November 19, 2001 that its common stock was subject to delisting from The Nasdaq National Market for failure to meet certain Nasdaq listing requirements. Kellstrom has elected not to appeal the Nasdaq Staff Determination of delisting as it has determined that it cannot meet such listing requirements at this time. Kellstrom's common stock will trade on the Pink Sheets, a quotation service that collects and redistributes market maker quotes in over-the-counter securities.

Kellstrom is a leading aviation inventory management company. Its principal business is the purchasing, overhauling (through subcontractors), reselling and leasing of aircraft parts, aircraft engines and engine parts. Headquartered in Miramar, FL, Kellstrom specializes in providing: engines and engine parts for large turbo fan engines manufactured by CFM International, General Electric, Pratt & Whitney and Rolls Royce; aircraft parts and turbojet engines and engine parts for large transport aircraft and helicopters; and aircraft components including flight data recorders, electrical and mechanical equipment and radar and navigation equipment.

Statements in this release may be forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's ability to secure permanent financing arrangements and the Company's adoption of alternate strategies. These forward-looking statements are based on many assumptions and factors, and are subject to many conditions, including the ability to: pay the amounts due under the Company's credit facilities and notes if such loans are accelerated since it does not currently have the liquidity to pay the full amount of such loans; successfully refinance, restructure and/or extend the maturity of the Company's existing credit facilities; cure the events of default under its indentures and credit facilities; continue to operate in the ordinary course and manage its relationships with its creditors, lenders, note holders, vendors and suppliers, employees and customers given the Company's financial condition; access alternative sources of financing if it is unable to refinance, restructure and/or renegotiate its credit facilities; limit the amount of time the Company's management and officers devote to restructuring and exploring strategic alternatives, in order to also allow them to run the business and implement its business strategy and retain a number of its key senior managers and other employees to implement the Company's business and financial strategy; establish competitive pricing for its products; sell and market its products particularly in light of the reduced demand for the Company's products due to the downturn in the airframe and engine parts after-market, the impact of the September 11, 2001 terrorist acts, and the current difficulties facing the commercial aviation industry and the general economy. Except for the historical information contained in this press release, all forward-looking statements are estimates by Kellstrom's management and are subject to various risks and uncertainties that may be beyond its control and may cause results to differ from management's current expectations. Certain of these risks are described above and in Kellstrom's filings with the Securities and Exchange Commission (SEC), including Kellstrom's annual and quarterly reports. Copies of Kellstrom's SEC filings are available from the SEC or may be obtained upon request from Kellstrom. Kellstrom does not undertake any obligation to update the information contained herein, which speaks only as of this date.

CONTACT:

Kellstrom Industries, Inc.                 -or-     Kellstrom's IR Counsel
Oscar Torres, Chief Financial Officer               The Equity Group Inc.
(954) 538-2604                                      Linda Latman (212) 836-9609
www.kellstrom.com                                   Bob Goldstein (212) 371-8660
www.theequitygroup.com